Exhibit (99)

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION: Paul G. Saari Chief Financial Officer (800) 497-7659

ATLANTIS PLASTICS ANNOUNCES
FIRST HALF RESULTS

ATLANTA, GA – (August 7, 2003) Atlantis Plastics, Inc. (ASE:AGH) today announced its operating results for the second quarter and six months ended June 30, 2003. Net sales for the second quarter of 2003 were $67.2 million, compared with $67.1 million for the second quarter of 2002. Net income for the second quarter of 2003 was $1.0 million, or $0.12 per diluted share, compared with $1.3 million, or $0.18 per diluted share, for the second quarter of 2002.

Net sales for the first half of 2003 were $134.9 million, compared with $125.4 million for the first half of 2002. Net income for the first half of 2003 was $2.6 million, or $0.34 per diluted share, compared with $2.5 million, or $0.33 per diluted share, for the six months ended June 30, 2002.

In the Company’s Plastic Films segment, net sales decreased 7% in the second quarter and increased 6% during the first six months of 2003 from the prior year. Plastic Films’ sales volume (measured in pounds) decreased 29% and 13% for the quarter and year-to-date periods, respectively, from the comparable periods in 2002. Net sales for the second quarter of 2003 in Atlantis’ Injection Molding segment increased 21% from the second quarter of 2002 and increased 16% for the six months ended June 30, 2003 from the comparable period in 2002. Net sales for the second quarter and first half of 2003 in Atlantis’ Profile Extrusion segment decreased 9% compared to the comparable periods in 2002.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the quarter ended June 30, 2003 were $5.7 million, compared with $6.9 million for the second quarter of 2002. Atlantis’ gross margin and operating margin for the second quarter of 2003 were 15%, and 4%, respectively, compared with 17% and 6%, respectively, for 2002. For the six months ended June 30, 2003, EBITDA, gross margin and operating margin were $12.8 million, 16%, and 5%, respectively, compared with $13.6 million, 18%, and 6%, respectively, for the six months ended June 30, 2002. Net debt (total debt less cash) at June 30, 2003 was $85.2 million, compared with $87.7 million at December 31, 2002.

Selling, general and administrative (“SG&A”) expense was $7.3 million for the quarter ended June 30, 2003, compared with $7.5 million for the prior year comparable quarter. Through June 30, 2003, SG&A expense was $14.0 million, compared with $14.7 million for the six months ended June 30, 2002. The decrease is primarily the result of company-wide cost cutting initiatives, including decreases in salaries, and a reduction in incentive compensation and consulting fees.

Anthony F. Bova, President and Chief Executive Officer, said, “Our films business was negatively impacted in the second quarter by the very rapid rise in resin prices that took place in the first quarter of the year. This resin increase resulted in a “buy-in” during the first quarter followed by an inventory correction in the second quarter, which was exacerbated by industry overcapacity and continued weakness in the economy. These conditions resulted in soft demand for film in the second quarter, and are reflected in the 29% decline (measured in pounds) in our year-over-year quarterly shipments. Contingent upon an overall economic recovery, we expect a more normal demand pattern in the second half of 2003. With film shipments off 13% for the first six months of 2003, we have continued to focus our efforts on reducing both fixed and variable costs within our Plastic Films business.

“The substantial increases in Injection Molding sales in the second quarter and six months ended June 30, 2003 were primarily attributable to the Rio Grande Plastic Products acquisition completed in October 2002 and the significant growth in our building products line. Excluding the impact of the Rio Grande acquisition, sales were up approximately 8% for the quarter and 2% for the first six months of 2003 from the comparable periods in 2002. In our Profile Extrusion segment, sales were down approximately 9% for the quarter and first six months of 2003 from the comparable periods in 2002. Our Profile Extrusion business in the first half of the year was adversely impacted by the weakness in the manufactured housing and office furniture sectors. In both our Injection Molding and Profile Extrusion businesses, we expect challenging market conditions in the second half of the year but foresee some signs of a slow recovery in these businesses.”

Beginning with the quarter ended June 30, 2003, the Company has revised its segment disclosures to report Injection Molding and Profile Extrusion, the two divisions previously comprising Molded Products, as separate segments.

Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.

Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent with predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2002 filed with the Securities and Exchange Commission.

Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.

Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern daylight time. To participate in the conference call, please call 1-800-930-1344.

For more information, please visit www.atlantisstock.com.

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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in thousands, except per share data)	2003	2002	2003	2002

Net sales	$67,207	$67,117	$134,876	$125,380
Cost of sales	57,111	55,556	113,875	102,870

Gross profit	10,096	11,561	21,001	22,510
Selling, general and administrative expenses	7,306	7,548	13,974	14,742

Operating income	2,790	4,013	7,027	7,768
Net interest expense	1,279	1,844	2,769	3,730

Income before provision for income taxes	1,511	2,169	4,258	4,038
Provision for income taxes	556	822	1,641	1,534

Net income	$955	$1,347	$2,617	$2,504

Basic earnings per share	$0.13	$0.18	$0.34	$0.33
Diluted earnings per share	$0.12	$0.18	$0.34	$0.33
Weighted average number of shares used in computing earnings per share (in thousands):
Basic	7,596	7,579	7,587	7,560
Diluted	7,699	7,589	7,659	7,570

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(in thousands, except share and per share data)	2003	2002

ASSETS
Cash and cash equivalents	$2,552	$1,225
Accounts receivable, net of allowances of $1,097 and $915, respectively	33,038	26,733
Inventories	20,762	21,958
Other current assets	2,029	6,155
Deferred income tax asset	3,398	3,421

Total current assets	61,779	59,492
Property and equipment, net	63,530	65,140
Goodwill, net of accumulated amortization	47,212	47,212
Other assets	4,844	4,411

Total assets	$177,365	$176,255

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable and accrued expenses	$24,184	$26,076
Current portion of long-term debt	4,775	4,013
Other current liabilities	1,881	203

Total current liabilities	30,840	30,292
Long-term debt, less current portion	83,025	84,891
Deferred income taxes	10,724	11,544
Other liabilities	77	—

Total liabilities	124,666	126,727
Commitments and contingencies	—	—
Shareholders’ equity:
Class A Common Stock, $.10 par value, 20,000,000 shares authorized, 5,164,842 and 5,121,752 shares issued and outstanding in 2003 and 2002	516	512
Class B Common Stock, $.10 par value, 7,000,000 shares authorized, 2,456,981 shares issued and outstanding in 2003 and 2002	246	246
Additional paid-in capital	11,091	10,852
Notes receivable from sale of common stock	(1,371)	(1,682)
Retained earnings	42,217	39,600

Total shareholders’ equity	52,699	49,528

Total liabilities and shareholders’ equity	$177,365	$176,255

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(in thousands)	2003	2002

OPERATING ACTIVITIES
Net income	$2,617	$2,504
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and other amortization	5,840	5,856
Loan fee amortization	478	160
Loss on disposal of assets	—	199
Interest receivable from shareholder loans	(21)	(37)
Deferred income taxes	(802)	(343)
Changes in operating assets and liabilities:
Accounts receivable	(6,305)	(4,054)
Inventory	1,196	(3,638)
Other current assets	3,637	1,034
Accounts payable and accrued expenses	(1,892)	2,893
Other current liabilities	1,678	—
Other assets and liabilities	(338)	1,493

Net cash provided by operating activities	6,088	6,067

INVESTING ACTIVITIES
Capital expenditures	(4,232)	(5,093)

Net cash used for investing activities	(4,232)	(5,093)

FINANCING ACTIVITIES
Net borrowings under revolving credit agreements	1,450	1,000
Payments on long-term debt	(2,554)	(2,363)
Payments on notes receivable from shareholders	332	96
Proceeds from exercise of stock options	243	20

Net cash used for financing activities	(529)	(1,247)

Net increase (decrease) in cash and cash equivalents	1,327	(273)
Cash and cash equivalents at beginning of period	1,225	937

Cash and cash equivalents at end of period	$2,552	$664

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2003		2002

(in millions)	Q2	Q1	Q4	Q3	Q2	Q1

NET SALES
Plastic Films	$41.4	$46.1	$39.3	$43.5	$44.4	$37.8
Injection Molding	20.5	16.8	15.7	14.0	16.9	15.2
Profile Extrusion	5.3	4.8	5.0	5.7	5.8	5.3

Total	$67.2	$67.7	$60.0	$63.2	$67.1	$58.3
GROSS MARGIN
Plastic Films	14%	16%	12%	14%	16%	18%
Injection Molding	14%	13%	13%	15%	16%	18%
Profile Extrusion	26%	25%	23%	26%	28%	29%

Total	15%	16%	13%	15%	17%	19%
OPERATING MARGIN
Plastic Films	2%	6%	0%	3%	5%	5%
Injection Molding	5%	4%	2%	5%	5%	7%
Profile Extrusion	14%	14%	11%	13%	17%	17%

Total	4%	6%	2%	4%	6%	6%

RECONCILIATION OF NET INCOME (LOSS) TO EBITDA(1)

	2003		2002

(in millions)	Q2	Q1	Q4	Q3	Q2	Q1

Net income (loss)	$0.9	$1.7	$(0.6)	$0.4	$1.3	$1.2
Net interest expense	1.3	1.5	1.9	2.0	1.8	1.9
Provision (benefit) for income taxes	0.6	1.0	(0.3)	0.3	0.8	0.7
Depreciation and other amortization	2.9	2.9	2.9	2.9	3.0	2.9

EBITDA	$5.7	$7.1	$3.9	$5.6	$6.9	$6.7

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. The Company believes EBITDA is a useful financial metric used by investors to assess financial performance.